Exhibit 99.1

Contacts:

Randall H. Holliday

Secretary & General Counsel

(805) 987-8741

October 3, 2005

POWER-ONE ANNOUNCES SUIT AGAINST ARTESYN TECHNOLOGIES, INC.

FOR PATENT INFRINGEMENT

Camarillo, CA, October 3, 2005 — Power-One, Inc. (NASDAQ: PWER) today announced that it filed a lawsuit on September 30, 2005 against Artesyn Technologies, Inc. (NASDAQ: ATSN), for infringement of United States Patent Nos. 6,936,999 (the ‘999 patent, issued August 30, 2005) and 6,949,916 (the ‘916 patent, issued September 27, 2005) held by Power-One.  The suit was filed in the United States District Court for the Eastern District of Texas, Marshall Division.

In its Complaint, Power One alleges that Artesyn is infringing the ‘999 and ‘916 patents by making, using, selling, or offering to sell its recently-announced DPL20C POL converter.  As announced by Artesyn on September 13, 2005, the product was introduced as the first in a family of DC/DC converters which, among other features, are compliant with and which operate under the PMBus™ protocol.  The lawsuit seeks compensatory damages and a permanent injunction to prohibit Artesyn from making, using, selling or offering to sell infringing products, including the DPL20C POL converter.

The ‘916 and ‘999 patents concern aspects of digital power management and control.  Power-One has incorporated its technology into its Z-One™  system architecture, which allows for the central control of distributed point of load power regulators from a single digital power manager.  In addition to the issued patents in this lawsuit, Power-One has a growing family of system and element-specific patents and patent applications covering its Z-One products and architecture.

Randall H. Holliday, Secretary and General Counsel of Power-One, commented, “Power-One has been involved aggressively over the past three years in leading the power industry toward revolutionizing digital power management and control.    Our Z-One product introductions in 2004 were “first-of-a-kind” products, and we have continued to introduce Z-One products that define a new era in digital power management.  Power-One has invested heavily in Z-One product research and development, and has created significant intellectual property in the process.  In addition to the two issued U.S. patents in the lawsuit, we have another five issued U.S. patents and 17 U.S. patent applications pending which cover our Z-One technology.  This total Z-One patent portfolio currently includes over 280 patent claims.  We believe Artesyn’s PMBus-compliant product, the DPL20C, infringes our ‘916 and ‘999 patents and we are compelled to take this action to protect our intellectual property and the interests of our shareholders.”

Power-One is represented in the suit by Fish & Richardson.  Founded in 1878, Fish & Richardson is one the largest law firms in the U.S. practicing exclusively in the areas of intellectual property, litigation, and corporate law. The firm has 350 attorneys and technology specialists in its nine offices. Fish & Richardson has long represented great innovators and business entrepreneurs. Current clients include Intel, Microsoft, Siemens, Alcatel and Nokia, among many other technology companies.  The firm handles more patent litigation than any other law firm in the world.

About Power-One:

Power-One is a leading designer and manufacturer of power conversion products sold primarily to telecommunications and Internet service providers, as well as communications equipment manufacturers.  Power-One’s high-reliability products are also used in applications such as test equipment and high-end industrial applications.  Power-One, with headquarters in Camarillo, CA, has over 2,000 employees with manufacturing and R&D operations in the United States, Dominican Republic, Switzerland, Slovakia, Ireland and China.

For information on Power-One and its products, visit the company’s Web site at www.power-one.com.